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                                                                    Exhibit 15.1

                               October 31, 2000



Quicksilver Resources Inc.
777 West Rosedale Street
Fort Worth, Texas 76104



     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. and subsidiaries for the periods ended March 31, 2000 and 1999, and June 30, 2000 and 1999, as indicated in our reports dated May 11, 2000 and August 10, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, are being used in this Registration Statement.

     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Fort Worth, Texas